EXHIBIT 99.1

Sucampo Reports Strong Results for First Quarter of 2016

Results Driven by 60% Growth in Revenue

Company Reiterates 2016 Guidance

Company to Host Conference Call Today at 8:30 a.m. EDT

ROCKVILLE, Md., May 04, 2016 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the first quarter ended March 31, 2016.

Summary of Results	Q1-16	% Increase / Decrease over Q1-15
Revenue	$47.2M	60%
Net Loss GAAP	($4.1M)	(163%)
EPS GAAP – diluted	($0.10)	(168%)
EBITDA	$14.6M	50%
Adjusted Net Income	$9.0M	40%
Adjusted EPS – diluted	$0.21	48%
Adjusted EBITDA	$20.2M	87%

“Following the strong finish to 2015, Sucampo continued its solid execution in the first quarter of 2016 with results demonstrating continued financial performance and the continuation of value from the R-Tech Ueno acquisition,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “While key priorities in 2016 remain executing additional high-quality acquisitions that will be accretive as well as continuing to diversify our pipeline, we also expect to complete several milestones with our internal pipeline.”

For the three months ended March 31, 2016, Sucampo reported year-over-year total revenue growth of 60% to $47.2 million.  Revenue for the quarter included an additional $12.4 million as a result of the R-Tech Ueno acquisition. Excluding this additional revenue from the acquisition, base revenue grew by 18%.  Product sales revenue increased to $26.6 million, representing 139% year-over-year growth, and product royalty revenue grew 6% year-over-year to $16.7 million.

Sucampo reported adjusted net income of $9.0 million, or $0.21 per diluted share, during the first quarter of 2016, compared to adjusted net income of $6.4 million, or $0.14 per diluted share, during the first quarter of 2015, an increase of 40.0% and 48% respectively. There were no adjustments to results in the first quarter of 2015. On a GAAP basis, Sucampo reported a net loss of $4.1 million and diluted loss per share of $0.10 during the first quarter of 2016.

First Quarter 2016 Operational Review

AMITIZA

United States

  AMITIZA total prescriptions were 360,171 in the first quarter of 2016, as reported by IMS, an increase of 5% compared to the first quarter of 2015. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 4.8% to $91.7 million for the first quarter of 2016, compared to $87.5 million in the same period of 2015.  Royalty revenue was $16.5 million compared to $15.7 million, an increase of 5.1%. Also included in first quarter revenue are Takeda AMITIZA sales from R-Tech Ueno of $9.2 million.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Mylan N.V. increased 30.6% to $14.5 million for the first quarter of 2016, compared to $11.1 million in the same period of 2015.

Corporate

  In January 2016, Sucampo completed its investment in Cancer Prevention Pharmaceuticals (CPP). Together with its investment in CPP, the Company entered into an option and collaboration agreement under which CPP has granted Sucampo the sole option to acquire an exclusive license to commercialize the combination product CPP-1X/sulindac in North America. This product is currently in a phase 3 clinical trial for the treatment of familial adenomatous polyposis (FAP), which has been designated as an orphan indication in the United States and Europe. Enrollment in the study is expected to be complete in the first half of 2016 and the trial is expected to conclude in 2018, with the potential for approval as early as 2019.

Research and Development

  An ongoing phase 3 trial of AMITIZA in pediatric functional constipation in children six to seventeen years of age completed enrollment during April.  Top-line data from this trial and a new drug application (NDA) filing are expected in the second half of this year, with the potential for approval in the second half of 2017.

  Sucampo announced top-line data from a Phase 2a study of cobiprostone in patients with proton pump inhibitor (PPI)-refractory non-erosive reflux disease (NERD) or symptomatic gastroesophageal reflux disease (sGERD).  Overall, the study did not meet its primary endpoints and, based on these data, Sucampo intends to discontinue development of cobiprostone for PPI-refractory NERD/sGERD.  However, Sucampo plans to continue development of cobiprostone for the prevention of oral mucositis – a disorder with very different underlying pathophysiology and clinical endpoints. The compound is currently in phase 2a development in this indication, and the development plan includes a futility analysis on that trial in the second half of this year.

First Quarter 2016 Financial Review

  Adjusted net income was $9.0 million, or $0.21 per diluted share, during the first quarter of 2016, compared to net income of $6.4 million and diluted EPS of $0.14 in the same period in 2015.  On a GAAP basis, Sucampo reported a net loss of $4.1 million and a diluted loss per share of $0.10 during the first quarter of 2016.

  Adjusted EBITDA, defined as net income before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring and intangible impairment, was $20.2 million for the first quarter of 2016 compared to $10.8 million in the same period in 2015, an increase of 87.1%.

  Total revenues were $47.2 million for the first quarter of 2016 compared to $29.5 million in the same period in 2015, an increase of $17.7 million or 60%. The increase was primarily due to the inclusion of R-Tech Ueno results and higher Mylan product sales in Japan.

  Costs of goods sold were $23.3 million for the first quarter of 2016 compared to $6.1 million for the same period in 2015, an increase of $17.2 million or 282%. The increase was primarily due to the amortization of the R-Tech Ueno inventory step-up  and acquired intangible asset amortization. Excluding the step-up of inventory and intangible asset amortization of $14.8 million, cost of goods sold was $8.5 million. The amortization of inventory step-up costs will continue through May 2016.

  Gross margin, calculated as product sales revenue, less cost of goods sold, as a percentage of product sales revenue, was 12.2% for the first quarter of 2016, compared to 45.2% for the same period in 2015, a decrease of 33%. The decrease was primarily due to  the amortization of the R-Tech Ueno inventory step-up and acquired intangible asset amortization. Excluding the step-up of inventory and intangible asset amortization, gross margin was 68%, an increase of 23%.

  Research and development expenses were $14.7 million for the first quarter of 2016 compared to $6.8 million for the same period of 2015, an increase of $7.9 million or 116%. The increase was primarily due to the inclusion of R-Tech Ueno, increased spending on lubiprostone pediatric studies and the recognition of approximately $3.0 million in R&D related expenses associated with the purchase of the CPP option.

  General and administrative expenses were $8.9 million for the first quarter of 2016 compared to $6.3 million for the same period of 2015, an increase of $2.6 million or 42%. The increase was primarily due to the inclusion of R-Tech Ueno in 2016.

  Selling and marketing expenses were $0.8 million for the first quarter of 2016 compared to $0.7 million for the same period of 2015, an increase of $0.1 million or 21%. The increase was primarily due the inclusion of R-Tech Ueno’s commercial team for RESCULA.

  The effective tax rate for the first quarter of 2016 was 43%, compared to 31% in the same period of 2015. The increase in the tax rate is primarily due the treatment of non-U.S. income.

Certain prior year Non-GAAP amounts have been reclassified for consistency with the current period adjusted presentation. These reclassifications had no effect on the reported results of operations.   A reconciliation of adjusted Net Income to GAAP Net Income and adjusted EBITDA to income from operations, the most directly comparable GAAP financial measure, is included in the tables below.

Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2016	2015	Change
Adjusted Non-GAAP Income
GAAP net income	(4,057)	6,412	(10,469)
Amortization Intangibles	5,906	-	5,906
Amortization Inventory Step Up	8,932	-	8,932
CPP License Option Expense	3,000	-	3,000
Restructuring Costs	183	-	183
Acquisition Related Expenses	527	-	527
Amortization of Financing Costs	927	-	922
Tax Effect of Adjustments	(6,455)	-	(6,455)
Adjusted Net Income	8,963	6,412	2,551

Adjusted Net Income Per Share:
Basic	$0.21	$0.14	$0.07
Diluted	$0.21	$0.14	$0.07

	Three Months Ended March 31,
	2016	2015	Change
EBITDA
GAAP Income from Operations	(503)	9,654	(10,157)
Depreciation	264	83	181
Amortization of Acquired Intangibles	5,906	-	5,906
Amortization Inventory Step Up	8,932	-	8,932
EBITDA	14,599	9,737	4,863
Non-GAAP Adjustments
CPP License Option Expense	3,000	-	3,000
Share Based Compensation Expense	1,915	1,069	846
Restructuring Costs	183	-	183
Acquisition Related Expenses	527	-	527
Adjusted EBITDA	20,225	10,806	9,419

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At March 31, 2016, cash, cash equivalents, restricted cash and investments were $157.0 million compared to $163.5 million at December 31, 2015. The fluctuation period over period is due to the investment in CPP of $5 million and the associated option payment of $3 million made in January 2016.  At March 31, 2016 and December 31, 2015, notes payable were $235.7 million and $252.4 million, respectively, including current portions of $27.8 million and $39.1 million, respectively. The change in the overall note payable balance is due to the pay off of the founders’ notes in Q1 2016.   Sucampo’s net debt position at March 31, 2016 is $78.7 million, compared to $88.9 million at December 31, 2015.

Guidance

Sucampo today reiterated its earnings guidance for the full year ending December 31, 2016. Sucampo expects total revenue of $195.0 million to $205.0 million, adjusted net income of $45.0 million to $50.0 million, adjusted EPS of $0.97 to $1.07, and adjusted EBITDA of $100.0 million to $105.0 million. Adjusted net income guidance excludes amortization of acquired intangibles of approximately $17.6 million and amortization of the remaining inventory step-up costs of approximately $8.9 million.

Non-GAAP Financial Measures

This press release contains non-GAAP earnings as listed in the first table above, which is GAAP net income before interest, tax, depreciation, amortization, stock option expense and intangible impairment. Sucampo believes that this non-GAAP measure of financial results provides useful information to management and investors relating to its results of operations. Sucampo's management uses this non-GAAP measure to compare Sucampo's performance to that of prior periods for trend analyses, and for budgeting and planning purposes, as management believes this provides a more comparable measure of our continuing business, as it adjusts for special items that are not reflective of the normal earnings of our business. Sucampo believes that the use of non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Sucampo's financial measures with other companies in its industry, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

Adjusted EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing charges, income taxes and special items.  Adjusted EBITDA may be useful to an investor in evaluating our operating performance and liquidity because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company.  In addition, this is a financial measure that is used by rating agencies, lenders and other parties to evaluate credit worthiness.  Finally, this measure is used by management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

Management of the company does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in the Sucampo's financial statements. In order to compensate for these limitations, management presents non-GAAP financial measures together with GAAP results. Non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this press release are included with the financial tables at the end of this release. Sucampo urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the Sucampo's business. In addition, other companies, including companies in our industry, may calculate similarly named non-GAAP measures differently than we do, which limits their usefulness in comparing our financial results with theirs.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today, Wednesday, May 4th at 8:30 am ET.
Conference call and Webcast participation details are as follows:
Dial-in number: (888) 610-7449 (Domestic) or (484) 747-6634 (International)
Passcode: 86905416
Webcast link: http://www.sucampo.com/investors/events-presentations/

Conference call replay:
Dates: Starting at 11:30 AM ET, May 4, 2016 a replay of the teleconference and webcast will be available
Dial-in number: (855) 859-2056 (Domestic) or (404) 537-3406 (International)
Passcode: 86905416
Webcast link: http://www.sucampo.com/investors/events-presentations/; then click ‘Archived Events’

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension.  RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen).  We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

Follow us on Twitter (@Sucampo_Pharma). Follow us on LinkedIn (Sucampo Pharmaceuticals).

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the effects of competitive products on Sucampo’s products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 11, 2016, as amended, as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except per share data)
	Three Months Ended March 31,
	2016	2015
Revenues:
Product royalty revenue	$16,716	$15,745
Product sales revenue	26,595	11,145
Research and development revenue	3,430	2,345
Contract and collaboration revenue	467	245
Total revenues	47,208	29,480

Costs and expenses:
Costs of goods sold	23,338	6,110
Research and development	14,671	6,793
General and administrative	8,927	6,283
Selling and marketing	775	640
Total costs and expenses	47,711	19,826

Income (loss) from operations	(503)	9,654
Non-operating income (expense):
Interest income	25	40
Interest expense	(6,270)	(276)
Other expense, net	(347)	(203)
Total non-operating expense, net	(6,592)	(439)

Income (loss) before income taxes	(7,095)	9,215
Income tax benefit (provision)	3,038	(2,807)
Net income (loss)	$(4,057)	$6,408

Net income (loss) per share:
Basic	$(0.10)	$0.14
Diluted	$(0.10)	$0.14
Weighted average common shares outstanding:
Basic	42,539	44,366
Diluted	42,539	45,912

Comprehensive income (loss):
Net income (loss)	$(4,057)	$6,408
Other comprehensive income (expense):
Unrealized loss on pension benefit obligation	(8)	(7)
Unrealized gain (loss) on investments, net of tax effect	-	(6)
Foreign currency translation gain (loss)	15,555	175
Comprehensive income (loss)	$11,490	$6,570

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$130,077	$108,284
Product royalties receivable	16,501	22,792
Accounts receivable, net	16,074	22,759
Restricted cash	26,944	55,218
Inventories	24,437	33,121
Prepaid expenses and other current assets	14,097	9,186
Total current assets	228,130	251,360
Property and equipment, net	6,944	6,393
Intangible assets	133,599	130,315
Goodwill	65,787	60,937
In-process research and development	6,614	6,171
Deferred charge, non-current	1,400	1,400
Convertible note receivable	5,000	-
Other assets	736	605
Total assets	$448,210	$457,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,135	$11,213
Accrued expenses	13,689	10,886
Collaboration obligation	5,197	5,623
Income tax payable	3,468	6,507
Notes payable, current	27,839	39,083
Other current liabilities	7,097	14,815
Total current liabilities	62,425	88,127

Notes payable, non-current	207,862	213,277
Deferred revenue, non-current	941	1,088
Deferred tax liability, net	59,188	52,497
Other liabilities	16,951	15,743
Total liabilities	347,367	370,732

Preferred stock, $0.01 par value; 5,000,000 shares authorized at March 31, 2016 and December 31,
2015; no shares issued and outstanding at March 31, 2016 and December 31, 2015	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at March 31, 2016
and December 31, 2015; 45,640,318 and 45,509,150 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	456	455
Class B common stock, $0.01 par value; 75,000,000 shares authorized at March 31, 2016 and
December 31, 2015; no shares issued and outstanding at March 31, 2016 and December 31, 2015	-	-
Additional paid-in capital	102,115	99,212
Accumulated other comprehensive income	28,959	13,412
Treasury stock, at cost; 3,009,942 shares at March 31, 2016 and December 31, 2015	(46,269)	(46,269)
Retained earnings	15,582	19,639
Total stockholders' equity	100,843	86,449
Total liabilities and stockholders' equity	$448,210	$457,181

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com